EXHIBT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, by and between Wits Basin Precious Minerals Inc., a Minnesota corporation (the “Company”), and William B. Green (the “Executive”) is entered into as of the 19th day of February, 2007 (the “Effective Date”).

INTRODUCTION

A. The Company desires to employ Executive, and Executive desires to be employed by the Company, to serve as the Company’s President of Asia Operations pursuant to the terms and conditions of this Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Employment. Subject to all of the terms and conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to serve the Company with undivided loyalty and to the best of his ability. Executive shall report to and take direction from the Company’s Board of Directors and Chief Executive Officer.

2. Term. Unless terminated earlier by either party with one year written notice of termination to the other party, Executive’s employment shall commence on the Effective Date and shall continue for a period of three years from the Effective Date (the “Term”).

3. Duties. The Executive shall serve as the Company’s President of Asia Operations and shall perform, subject to the direction of the Company’s Chief Executive Officer (the “CEO”) and Board of Directors (the “Board”), duties as may be from time to time directed by the CEO and Board. The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Compensation.

(a) Base Salary. In consideration for Executive’s services under this Agreement, the Company hereby agrees to pay Executive a base salary of $10,000 per month during the Term (the “Base Salary”).

(b) Benefits. During the Term, Executive shall be entitled to the employee benefits as provided by the Company to its management team. The Company reserves the right, in its sole discretion, to alter the terms of such benefits at any time and from time to time.

(c) Reimbursement. The Company shall provide Executive a $10,000 advance to be used toward reasonable out-of-pocket business expenses incurred by Executive (“Expenses”) on the Company’s behalf, and further agrees to reimburse Executive for such additional Expenses incurred during the Term that are in excess of such advance, including, without limitation Expenses relating to:

(i) Executive’s lap-top computer, phone, office and office equipment;

(ii) Leasing expenses (or equivalent reimbursement of reasonably monthly costs or payments incurred by Executive) relating to a vehicle;

(iii) Leasing expenses relating to housing, and housing related expenses, each as reasonably agreed by Executive and the Company, including, if applicable, Executive’s annual leasehold expenses relating to such housing; notwithstanding the foregoing, in the event the Company terminates Executive’s employment during the term of any annual leasehold, it hereby agrees to reimburse Executive for the remainder of such annual leasehold;

(iv) Reasonable expenses related to Executive’s relocation to and from Hong Kong, and within Asia as necessary in the determination of the Company, including reasonable expenses to establish residency in Hong Kong;

(v) Travel expenses between the United States and Asia, as necessary in the determination of the Company;

(vi) In addition to health insurance coverage as provided in Section 2(b) above, if reasonably available, equivalent international coverage; and

(vii) Cost of tax advice and preparation resulting from Executive’s compensation abroad pursuant to the terms of this Agreement, including costs of such advice resulting from residing in multiple overseas jurisdictions.

Notwithstanding the foregoing, Executive must properly account to the Company all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with any standard policies of the Company relating to reimbursement of business expenses as such policies exist or may be implemented in the future.

(d) Stock Options. On the Effective Date, the Company shall grant Executive a stock option (the “Option”) to purchase 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price equal to $0.43 per share, the Fair Market Value (as defined below) of the Common Stock on the date of grant, such option to vest as follows, provided Executive remains an employee of the Company at the time of such vesting:

(i) The Option shall vest with respect to 1,000,000 shares at such time Executive relocatesto Hong Kong and establishes a home office in Hong Kong on behalf of the Company;

(ii) The Option shall vest with respect to 500,000 shares on the earlier of (i) the first anniversary of the Effective Date, (ii) the achievement of a milestone, as determined by the Board of Directors, or (iii) the termination of Executive's employment with the company; and

(iii) The Option shall vest with respect to the remaining 1,000,000 shares at the earlier of (i) such time the Company achieves certain performance criteria established by the Board of Directors, the achievement of which shall be determined by the Board of Directors, and (ii) the third anniversary of the Effective Date.

Upon termination of Executive’s employment with the Company, for any reason or no reason, Executive’s rights to any portion of the Option that has not yet vested as of the date of such termination shall not vest and all of Executive’s rights to such unvested portion of the Option shall terminate. The Option shall have a term of 10 years from date of grant and the vested Options shall remain exercisable for 90 days from the date that the Executive is no longer an employee of the Company. In connection with such grant, the Executive shall enter into a stock option agreement which will memorialize the foregoing vesting schedule and other terms described in this Section 4(d) and provide additional standard option provisions. For purposes of this Agreement, “Fair Market Value” shall mean (a) if the Common Stock is traded on an exchange or is quoted on The Nasdaq Global Market, Nasdaq Capital Market or the OTC Bulletin Board, then the closing or last sale prices, respectively, reported for the date of grant; (b) if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices reported on the date of grant; or (c) if the Common Stock is not publicly traded, the fair market value of such stock will be determined by the Board, acting in good faith utilizing customary business valuation criteria and methodologies (without discount for lack of marketability or minority interest).

5. Confidentiality. Except as specifically permitted by an authorized officer of the Company or by written Company policies, Executive will not, either during or after his employment by the Company, use Confidential Information (as defined below) for any purpose other than the business of the Company or disclose it to any person who is not also an executive of the Company unless authorized by the Board. When Executive’s employment with the Company ends, Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatuses and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Executive’s possession, regardless of who prepared them and will promptly deliver any other property of the Company in Executive’s possession, whether or not Confidential Information. As used in this Section 5, “Confidential Information” means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, including information known by Executive prior to the Effective Date. Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it).

6. Non-Solicitation and Non-Competition. Executive agrees that, during the Term and for a period of one (1) year beyond the Term, Executive will not, without the prior written consent of the Company, directly or indirectly, do or commit any of the following acts:

(a) Induce, entice, hire or attempt to hire, employ or otherwise contract with any employee or independent contractor of the Company; provided, that Executive may contract with independent contractors for matters that are not related to the business activities of the Company.

(b) Induce, or attempt to induce any employee or independent contractor of the Company to leave the employ or cease doing business with the Company.

(c) Induce, or attempt to induce, any customer, supplier, vendor or any other person to cease doing business with the Company.

(d) Induce or attempt to induce any individual to violate any agreement with the Company.

Executive further agrees that, during the Term of this Agreement and for a period of one (1) year beyond the Term, he will not, without the prior written consent of the Company, directly or indirectly, render services, advice or assistance to any corporation, person, organization or other entity which engages in the mining business, or engage in any such activities in any capacity whatsoever, including, without limitation, as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder (other than being a shareholder of a corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, where the shareholder’s total holdings are less than three percent (3%)).

7. Dispute Resolution. Any dispute arising out of or related to Executive’s employment with the Company or this Agreement or any breach or alleged breach hereof shall be exclusively decided by binding arbitration before a single arbitrator in a mutually convenient location pursuant to and in accordance with the rules of the American Arbitration Association. The arbitrator shall have the power and authority to issue temporary and permanent awards of injunctive and equitable relief. Attorneys fees in each case shall be paid to the prevailing party by the non-prevailing party. Executive irrevocably waives Executive’s right, if any, to have any disputes between Executive and the Company arising out of or related to Executive’s employment with the Company or this Agreement decided in any jurisdiction or venue other than by binding arbitration pursuant to the terms hereof. The promises by the Company and Executive to arbitrate, which the parties agree can be a less expensive and quicker way to resolve disputes than litigating them in court or before other agencies or tribunals, constitutes adequate, reasonable and sufficient mutual consideration for the enforcement of this Agreement.

8. General Provisions.

(a) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

(b) Amendment. This Agreement may be modified or amended only by a written agreement signed by both the Company and Executive.

(c) Governing Law. The laws of Minnesota will govern the validity, construction, and performance of this Agreement, without regard to any choice of law or conflict of law rules and regardless of the location of any arbitration under this Agreement.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) No Waiver. No failure or delay by either the Company or Executive in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Captions. The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.

(g) References. Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.

(h) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement. In the case of any conflict between the terms of this Agreement and any other agreement, writing or understanding, this Agreement will control.

(i) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed to the addresses stated below. These addresses may be changed at any time by like notice:

If to the Company:	Wits Basin Precious Minerals Inc. 900 IDS Center, 80 South Eighth Street Minneapolis, MN 55402-8773

If to Executive:	William B. Green 4424 Carver Woods, Suite 102 Cincinnati, OH 45242 With a copy to Mr. Green at the office of the Company in Hong Kong, as applicable.

(j) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party. In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Agreement effective as of the Effective Date.

Wits Basin Precious Minerals Inc. a Minnesota corporation

By	/s/ Stephen D King
Its: CEO

/s/ William B Green
William B. Green

Signature Page of Employment Agreement between
Wits Basin Precious Minerals Inc. and William Green